Exhibit 11.1

Consent of Independent Auditor

We consent to the use, in the Offering Statement on Form 1-A of CalTier Fund I, LP, a Delaware limited partnership (the “Partnership”), of our report dated April 29, 2021 on our audit of the statement of financial condition of CalTier Fund I, LP at December 31, 2020 and 2019 and related statements of operations and changes in partners’ capital/(deficit) and cash flows for the year ended December 31, 2020 and the period of January 23, 2019 (inception date) through December 31, 2019, and the related notes to the financial statements.

/s/ PKF San Diego, LLP
San Diego, California	PKF San Diego, LLP
November 18, 2021